Exhibit 17.1

July 9, 2012

Health Revenue Assurance Holdings, Inc.
8551 W. Sunrise Boulevard, Suite 304
Plantation, Florida 33322

Dear Members of the Board,

I hereby resign as Director of Health Revenue Assurance Holdings, Inc. (the "Corporation') and all the other officer positions I hold in the Corporation, effective immediately.

My resignation is based upon the settlement agreement between myself and the corporation dated July 9, 2012 and for the reason described therein.

Sincerely, /s/Keith Siddel Keith Siddel